STATE OF WYOMING
Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

FOUNDATION INVESTMENT REAL ESTATE, INC

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **16th** day of **June**, **2020** at **3:37 PM.**

Remainder intentionally left blank.


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 06/16/2020

Secretary of State

Filed Online By:

Hamon Francis Fytton

on 06/16/2020

Wyoming
Secretary of State

Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020
Ph. 307-777-7311

For Office Use Only
WY Secretary of State
FILED: Jun 16 2020 3:37PM
Original ID: 2020-000923355

Profit Corporation
Articles of Incorporation

I. The name of the profit corporation is:
FOUNDATION INVESTMENT REAL ESTATE, INC

II. The name and physical address of the registered agent of the profit corporation is:
Wyoming Registered Office LLC
30 N Gould Ste 100
Sheridan, WY 82801

III. The mailing address of the profit corporation is:
PO BOX 690041
Vero Beach, FL 32969

IV. The principal office address of the profit corporation is:
1350 NE 125th St
Suite 201C
PO BOX 480683
NORTH MIAMI, FL 33161

V. The number, par value, and class of shares the profit corporation corporation will have the authority to issue are:

Number of Common Shares:	20,000,000	Common Par Value:	$0.0010
Number of Preferred Shares:	1,000,000	Preferred Par Value:	$0.0010

VI. The name and address of each incorporator is as follows:
Compass Business Solutions Inc
1951 NW 7TH AVENUE, SUITE 600, MIAMI FL 33136

Signature: *Hamon Francis Fytton* Date: **06/16/2020**

Print Name: **Hamon Francis Fytton**

Title: **President**

Email: **CompassIntl@me.com**

Daytime Phone #: **(561) 210-7553**